UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 21, 2009

Prudential Bancorp, Inc. of Pennsylvania
(Exact name of registrant as specified in its charter)

Pennsylvania	000-51214	68-0593604
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1834 Oregon Avenue, Philadelphia, Pennsylvania		19145
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(215) 755-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01        Changes  in Registrant’s Certifying Accountant.

    (a)         On May 21, 2009 (the “Notice Date”), the Audit Committee of the Board of Directors of Prudential Bancorp, Inc. of Pennsylvania (the “Company”) notified Deloitte & Touche LLP (“Deloitte”) that it has been dismissed as the Company’s independent registered public accounting firm, effective immediately.  The dismissal of Deloitte was effected by the Audit Committee.

    Deloitte performed audits of the Company’s consolidated financial statements for the years ended September 30, 2008 and 2007. Deloitte’s reports did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

    During the two years ended September 30, 2008, and from September 30, 2008 through the Notice Date, there have been no disagreements between the Company and Deloitte on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements would have caused Deloitte to make reference to the subject matter of such disagreements in connection with its report.  None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934 have occurred during the two years ended September 30, 2008, or through the Notice Date.

    The Company provided Deloitte with a copy of the foregoing disclosures and requested that it furnish a letter addressed to the SEC, stating whether it agrees with the statements made by the Company set forth above, and if not, stating the respects in which it does not agree. Attached as Exhibit 16 to this Report is Deloitte’s response letter.

    (b)      On the Notice Date, the Audit Committee of the Board of Directors of Prudential Bancorp, Inc. of Pennsylvania (the “Company”) notified S.R. Snodgrass, A.C. (“Snodgrass”) that it had been engaged to serve as the Company’s independent registered public accounting firm. The appointment of Snodgrass was effected by the Audit Committee.

    During the two years ended September 30, 2008 and from September 30, 2008 through the engagement of Snodgrass as the Company’s independent registered public accounting firm, neither the Company nor anyone on its behalf had consulted Snodgrass with respect to the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the financial statements, or any matter that was either the subject of a disagreement with Deloitte & Touche LLP (“Deloitte”) on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the matter in its report, or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

During the two years ended September 30, 2008 and from September 30, 2008 through the engagement of Snodgrass as the Company's independent registered public accounting firm, Snodgrass had been engaged by the Company to provide the Company with tax services, including assisting the Company with the preparation of its federal and state tax returns.  Such services included utilizing a trial balance prepared by the Company to assist with the preparation of the quarterly and annual analysis of the Company's accounting for income taxes as governed by Statement of Financial Accounting Standards No. 109.

Snodgrass, in its role as a tax specialist, assisted the Company in preliminary determination, subject to the Company’s review and modification as necessary, of the quarterly tax payments, quarterly and annual tax provision and related assessment of deferred tax asset and liability position, as well as consideration of uncertain tax position (if any), based on the financial data derived from the Company’s internal books and records furnished by the Company.  The Company used the quarterly analysis to establish the tax entries for accounting purposes.  Preparation of the Company’s consolidated financial statements (annual and quarterly), including related tax entries and related tax footnotes, has been solely the Company’s responsibility. The determination of the final tax entries for accounting purposes was always within the final control of the Company. The Audit Committee considered Snodgrass’ involvement in such process and concluded that the provision of such services did not adversely affect the independence of Snodgrass.  As a result of the appointment of Snodgrass as the Company’s independent registered public accounting firm, Snodgrass will no longer provide any assistance to the Company with respect to the preparation of the quarterly and annual tax analysis.

Item	9.01	Financial Statements and Exhibits

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Not applicable.
	(d)	The following exhibit is included with this Report:

Exhibit No.	Description
16	Letter of Deloitte & Touche LLP

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

	By:	/s/Joseph R. Corrato
	Name:	Joseph R. Corrato
	Title:	Executive Vice President and Chief Financial Officer

Date: June 19, 2009

EXHIBIT INDEX

Exhibit No.	Description
16	Letter of Deloitte & Touche LLP